EXHIBIT 10.7

LEASE EXPANSION AND AMENDING AGREEMENT

THIS AGREEMENT is dated for reference the 29th day of September, 2006

BETWEEN:

NEWVEST REALTY CORPORATION 1055 Dunsmuir Street, Suite 1800 Four Bentall Centre Vancouver, British Columbia V7X 1B1 (the “Landlord”)

AND:		OF THE FIRST PART

THE ACTIVE NETWORK, LTD., a body corporate, having a business office at Suite 300, 6400 Roberts Street, Burnaby, British Columbia V5G 4C9 (the “Tenant”)
OF THE SECOND PART

WHEREAS:

A. By a lease made the 13th day of September, 1999 (the “Original Lease”), HOOPP Realty Inc. (the “Original Landlord”), as landlord, leased to the Tenant (formerly known as Escom Software Services Ltd. and Class Software Solutions Ltd.), for a term (the “Original Term”) of five (5) years commencing on the 1st day of December, 1999 and ending on the 30th day of November, 2004, certain premises, known as Suite 300 and located on the third floor of the building civically described as 6400 Roberts Street, Burnaby, British Columbia (the “Buildings”), containing a certified area of 16,292 square feet (the “Original Premises”), all upon the further terms and conditions contained in the Original Lease;

B. The Landlord herein succeeded to the interest of the Original Landlord in and to the Original Lease and in and to the Original Premises, becoming the landlord under the Original Lease;

C. By an agreement dated for reference the 25th day of June, 2004 (the “Expansion and Extension Agreement”), the Landlord and the Tenant agreed:

(i)	that the Tenant shall lease from the Landlord additional premises on the fourth floor of the Building (the “First Expansion Premises”) for a term of six (6) years, commencing on the 1st day of December, 2004 and ending on the 30th day of November, 2010 (the “First Expansion Premises Term”); and

(ii)	to extend the Original Term for the Original Premises for a further period of six (6) years, commencing on the 1st day of December, 2004 and ending on the 30th day of November, 2010 (the “Extended Term”),

all upon the further terms and conditions contained in the Expansion and Extension Agreement;

D. By an indenture dated for reference the 26th day of October, 2004 (the “Share Transfer”), the Landlord consented to the sale and transfer of all of the issued and outstanding shares of Class Software Solutions Inc. by the then owners to the current owners and Class Software Solutions Inc. subsequently changed its name to the Tenant named herein, effective September 30, 2004, upon the further terms and conditions contained in the Share Transfer;

E. The First Expansion Premises were surveyed and the Rentable Area of the First Expansion Premises is determined to be 947 square feet, such determination to be effective December 1, 2004;

F. By an agreement dated for reference the 10th day of November, 2005 (the “Second Expansion”), the Landlord and the Tenant agreed that the Tenant shall lease from the Landlord additional premises adjacent to the First Expansion Premises (the “Second Expansion Premises”) containing a certified Rentable Area of 963 square feet for a term of five (5) years and five (5) months, commencing on the 1st day of July, 2005 and ending on the 30th day of November, 2010, all as more fully set out in the Second Expansion;

G. The Original Lease together with the Expansion and Extension Agreement and the Second Expansion is herein collectively referred to as the “Lease” and the Original Premises together with the First Expansion Premises and the Second Expansion Premises is herein collectively referred to as the “Existing Premises”;

H. The parties have agreed that the Tenant:

(a)	shall lease from the Landlord further additional premises on the first floor of the Buildings (the “Third Expansion Premises”) containing a Rentable Area of approximately 1,997 (square feet for a term of four (4) years, commencing on the 1st day of December, 2006 and ending on the 30th day of November, 2010; and

(b)	shall lease from the Landlord further additional premises on the second floor of the Buildings (the “Fourth Expansion Premises”) containing a certified Rentable Area of 2,346 square feet for a term of four (4) years, commencing on the 1st day of December, 2006 and ending on the 30th day of November, 2010.

all as more fully set out herein; and

I. The parties have agreed to amend the Lease as herein set out.

WITNESS that in consideration of the covenants and agreements hereinafter contained, the Landlord and the Tenant hereby agree as follows:

PART 1

DEFINITIONS AND INTERPRETATION

1.1 The parties confirm that the recitals to this Agreement are true and correct in substance and in fact.

1.2 Capitalized terms used in this Agreement and not defined herein shall have the meaning set out in the Lease.

PART 2

EXPANSION OF PREMISES

2.1 The Landlord demises and leases unto the Tenant and the Tenant demises and leases from the Landlord the Third Expansion Premises shown outlined in red on the plan attached to this Agreement. With respect to the leasing of Third Expansion Premises the parties hereto hereby covenant, acknowledge and agree that:

(a)	the Tenant will accept the Third Expansion Premises in an “as is, where is” condition;

(b)	the Landlord has no responsibility or liability for making any renovations, alterations or improvements in or to the Third Expansion Premises. The Landlord makes no representation or warranty with respect to the usability of any existing phone lines and/or data cables within the Third Expansion Premises. The Tenant, at its expense, shall be responsible for all modifications required to reuse such phone lines and/or data cables;

(c)	all further renovations, alterations or improvements in or to the Third Expansion Premises are the sole responsibility of the Tenant and shall be undertaken and completed at the Tenant’s expense and are subject to the Landlord’s prior written approval and shall be made in accordance with the Sperling Plaza Tenant Guidelines manual (the “Tenant’s Third Additional Premises Work”). It is understood and agreed that the Landlord’s contractor shall be utilized for all changes to the mechanical, electrical and life safety systems. All design and consultants’ fees and permits are to the Tenant’s account. Should the Tenant require additional utilities, additional heating, ventilation or air conditioning because of the nature of its business, in excess of those already provided to the Third Expansion Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities, subject to the Landlord’s prior approval;

(d)	the Tenant will have a Rent free period (the “Third Expansion Premises Fixturing Period”) commencing the September 1, 2006 and ending November 30, 2006 for the purposes or completing the Tenant’s Third Expansion Premises Work so that the Third Expansion Premises are ready for the Tenant’s day-to-day business. All terms of the Lease shall be applicable from the date the Tenant takes possession of the Third Expansion Premises save for the payment of all Rent, which shall be payable December 1, 2006. No construction or demolition work shall commence until proof of the Tenant’s insurance has been provided to the Landlord. The Third Expansion Premises Fixturing Period shall only apply to the Third Expansion Premises and for greater certainty, all Rent shall continue to be payable on the Existing Premises in accordance with the terms of the Lease;

(e)	the term of the Lease for the Third Expansion Premises shall be four (4) years, commencing on the 1st day of December, 2006 and ending on the 30th day of November, 2010 and all other terms and conditions contained in the Lease shall apply to the Third Expansion Premises, including the Tenant’s option to extend as provided by Schedule “D”, paragraph 6, except for the Tenant’s right of early termination as provided by Schedule “D”, paragraph 5 and except as amended by Part 3 of this Agreement, as and from December 1, 2006; and

(f)	the Lease shall be amended pursuant to the amendments contained in Part 3 of this Agreement.

2.2 The Landlord demises and leases unto the Tenant and the Tenant demises and leases from the Landlord the Fourth Expansion Premises shown outlined in red on the plan attached to this Agreement. With respect to the leasing of Fourth Expansion Premises the parties hereto hereby covenant, acknowledge and agree that:

(a)	the Tenant will accept the Fourth Expansion Premises in an “as is, where is” condition;

(b)	the Landlord has no responsibility or liability for making any renovations, alterations or improvements in or to the Fourth Expansion Premises. The Landlord makes no representation or warranty with respect to the usability of any existing phone lines and/or data cables within the Fourth Expansion Premises. The Tenant, at its expense, shall be responsible for all modifications required to reuse such phone lines and/or data cables;

(c)	all further renovations, alterations or improvements in or to the Fourth Expansion Premises are the sole responsibility of the Tenant and shall be undertaken and completed at the Tenant’s expense and are subject to the Landlord’s prior written approval and shall be made in accordance with the Sperling Plaza Tenant Guidelines manual (the “Tenant’s Fourth Additional Premises Work”). It is understood and agreed that the Landlord’s contractor shall be utilized for all changes to the mechanical, electrical and life safety systems. All design and consultants’ fees and permits are to the Tenant’s account. Should the Tenant require additional utilities, additional heating, ventilation or air conditioning because of the nature of its business, in excess of those already provided to the Fourth Expansion Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities, subject to the Landlord’s prior approval;

(d)	the Tenant will have a Rent free period (the “Fourth Expansion Premises Fixturing Period”) commencing the September 1, 2006 and ending November 30, 2006 for the purposes of completing the Tenant’s Fourth Expansion Premises Work so that the Fourth Expansion Premises are ready for the Tenant’s day-to-day business. All terms of the Lease shall be applicable from the date the Tenant takes possession of the Fourth Expansion Premises save for the payment of all Rent, which shall be payable December 1, 2006. No construction or demolition work shall commence until proof of the Tenant’s insurance has been provided to the Landlord. The Fourth Expansion Premises Fixturing Period shall only apply to the Fourth Expansion Premises and for greater certainty, all Rent shall continue to be payable on the Existing Premises in accordance with the terms of the Lease;

(e)	the term of the Lease for the Fourth Expansion Premises shall be four (4) years, commencing on the 1st day of December, 2006 and ending on the 30th day of November, 2010 and all other terms and conditions contained in the Lease shall apply to the Fourth Expansion Premises, including the Tenant’s option to extend as provided by Schedule “D”, paragraph 6, except for the Tenant’s right of early termination as provided by Schedule “D”, paragraph 5 and except as amended by Part 3 of this Agreement, as and from December 1, 2006; and

(f)	the Lease shall be amended pursuant to the amendments contained in Part 3 of this Agreement.

PART 3

AMENDMENTS TO LEASE

3.1 The parties acknowledge and agree that as and from the 1st day of December, 2006, the Lease is amended as follows:

(a)	Section 1.01 of the Lease, being the Basic Terms, is amended as follows:

(i)	Subparagraph (d) is deleted in its entirety and replaced with the following:

“(d)	Leased Premises:	The whole of the 3rd floor (the “Original Premises”), a portion of the 4th floor in two phases (the “First Expansion Premises” and the “Second Expansion Premises”), a portion of the 1st floor (the “Third Expansion Premises”) and a portion of 2nd floor (the “Fourth Expansion Premises”) of Sperling Plaza, 6400 Roberts Street, Burnaby, British Columbia. The Original Premises together with the First Expansion Premises and the Second Expansion Premises are herein collectively referred to as the “Existing Premises”.

(ii)	Subparagraph (e) is deleted in its entirety and replaced with the following:

“(e)	Rentable Area of Leased Premises:	A total Rentable Area of approximately 22,545 square feet, being comprised of the Original Premises having a certified Rentable Area of 16,292 square feet, the First Expansion Premises having a certified Rentable Area of 947 square feet, the Second Expansion Premises having a certified Rentable Area of 963 square feet, the Third Expansion Premises having a Rentable Area of approximately 1,997 square feet, and the Fourth Expansion Premises having a certified Rentable Area of 2,346 square feet.”.

(iii)	Subparagraph (g) is deleted in its entirety and replaced with the following:

“(g)	Minimum Rent (section 5.01):

(i)	For the Existing Premises:

(1)	As and from July 1, 2005 to and including November 30, 2005, $182,020.00 per annum, $15,168.33 per month, based upon an annual rate of $10.00 per square foot of the Rentable Area of the Existing Premises;

(2)	As and from December 1, 2005 to and including November 30, 2007, $190,639.50 per annum, $15,886.83/per month, based upon an annual rate of $10.50 per square foot of the Rentable Area of the Original Premises and the First Expansion Premises and $10.00 per square foot of the Rentable Area of the Second Expansion Premises; and

(3)	As and from December 1, 2007 to and including November 30, 2010, $200,222.00 per annum, $16,685.17 per month, based upon an annual rate of $11.00 per square foot of the Rentable Area of the Leased Premises.

(ii)	For the Third Expansion Premises and the Fourth Expansion Premises:

(1)	As and from December 1, 2006 to and including November 30, 2007, $52,116.00 per annum, $4,343.00 per month, based upon an annual rate of $12.00 per square foot of the aggregate Rentable Area of the Third Expansion Premises and the Rentable Area of the Fourth Expansion Premises;

(2)	As and from December 1, 2007 to and including November 30, 2008, $54,287.50 per annum, $4,523.96 per month, based upon an annual rate of $12.50 per square foot of the aggregate Rentable Area of the Third Expansion Premises and the Rentable Area of the Fourth Expansion Premises; and

(3)	As and from December 1, 2008 to and including November 30, 2010, $56,459.00 per annum, $4,704.92 per month, based upon an annual rate of $13.00 per square foot of the aggregate Rentable Area of the Third Expansion Premises and the Rentable Area of the Fourth Expansion Premises”.

(b)	The Tenant’s Proportionate Share amount calculated in accordance with Section 2.01 of the Lease will be correspondingly revised and all other per square foot payments (but not the rates) required to be made by the Tenant shall change accordingly and any necessary adjustments made.

(c)	Schedule “A” to the Lease is amended by adding the plans attached to this Agreement which shall be added to and form a part of the Lease.

(d)	Schedule “D” to the Lease is amended by adding the following as paragraphs 11 and 12:

“11.	TENANT IMPROVEMENT ALLOWANCE FOR THE ORIGINAL PREMISES, THE THIRD EXPANSION PREMISES AND THE FOURTH EXPANSION PREMISES

Provided the Tenant is not in default, the Landlord shall provide the Tenant with an improvement allowance which shall be solely applied to fixturing and modifying the Third Expansion Premises, the Fourth Expansion Premises and the Original Premises in the amount of $15.00 per square foot of the aggregate Rentable Area of the Third Expansion Premises, the Fourth Expansion

Premises and the Original Premises plus Goods and Services Tax (the “December 2006 Allowance”). Such December 2006 Allowance to be payable after provision of satisfactory evidence of payment of all of the Tenant’s contractors in full by the Tenant including but not limited to a statutory declaration that all fees and payments resulting from the modification and fixturing of the Third Expansion Premises, the Fourth Expansion Premises and the Original Premises have been made and provided the Lease Expansion and Amending Agreement dated for reference September 29, 2006 has been fully executed and the Tenant has fully occupied the Third Expansion Premises and the Fourth Expansion Premises and commenced business operations therein. Any unused portion of the December 2006 Allowance to a maximum of $3.00 per square foot of the December 2006 Allowance shall be applied to the Minimum Rent accruing due as and from December 1, 2006 until it is fully absorbed.

All modifications to the Third Expansion Premises, the Fourth Expansion Premises and the Original Premises are to the Tenant’s account and are subject to the Landlord’s prior written approval and shall be made in accordance with the Sperling Plaza Tenant Guidelines manual. It is understood that the Landlord’s contractor shall be utilized for all changes to the mechanical, electrical and life safety systems. All design and consultants’ fees and permits are to the Tenant’s account.”.

12.	TENANT’S ADDITIONAL RIGHT OF FIRST OFFER

The Tenant, provided it is in occupancy of the whole of the Leased Premises and is not in default under the terms of the Lease, shall have a one time right of first offer, subject to any existing rights granted by the Landlord prior to July 31, 2006, with respect to the premises known as Suite 205 and Suite 492 at 6400 Roberts Street, Burnaby, B.C. (collectively the “Expansion Premises”), on the terms and conditions and in the manner as follows:

(a)	Upon the Expansion Premises becoming available for lease the Landlord will provide written notice to advise the Tenant of same, such notice to identify the premises in question.

(b)	Upon receipt of the Landlord’s written notice as set out above, the Tenant shall have seven (7) days to submit to the Landlord an offer to lease (the “Offer”) with respect to the Expansion Premises, such Offer to contain the terms under which the Tenant would be prepared to lease the Expansion Premises from the Landlord including, without limitation, the basic rent payable and the term. Should the Tenant fail to submit an Offer to the Landlord within such seven (7) day period, this right of offer will cease to be of any force or effect with respect to the Expansion Premises described in the Landlord’s notice.

(c)	Upon receipt of the Offer, the Landlord shall have seven (7) days to accept the same, and if the Landlord does so accept the Offer there will be a binding agreement to lease the Expansion Premises between the Landlord and the Tenant on the terms set out in the Offer.

(d)	If the Landlord does not accept the Offer, the Landlord shall be entitled to lease the Expansion Premises to third parties on terms no less favourable to the Landlord (accounting for the net effective rate to the Landlord). Notwithstanding the foregoing, if the Landlord is unable to lease the Expansion Premises to a third party on terms not less favourable to the Landlord (accounting for the net effective rate to the Landlord) to those contained in the Offer, the Landlord will not lease the Expansion Premises to any third party without first again giving the Tenant the opportunity to submit an offer with respect to the same pursuant to this provision.

The provisions hereof shall not apply to any portion of the Expansion Premises in connection with which it is the intention of the Landlord to lease the same to subsidiaries or associated companies or entities of the Landlord or its property or asset managers, or any portion of the Expansion Premises in respect of which the Landlord temporarily or permanently relocates an existing tenant of the Buildings for bona fide business reasons not initiated for the purpose of defeating the Tenant’s rights hereunder.”.

(e)	Schedule “E” to the Lease, being the parking provisions of the Lease, is amended by adding the following as item 3:

“3. Throughout the Term, the Landlord shall make available for the Tenant, to use at its option, an additional eight (8) random or reserved parking stalls in the designated parking lot at the prevailing monthly rental rate, which is as of December 1, 2006, $45.00 per random parking stall per month plus applicable taxes and $55.00 per reserved parking stall per month plus applicable taxes, which rental rates may be adjusted by the Landlord from time to time.”.

PART 4

MISCELLANEOUS PROVISIONS

4.1 The Landlord shall obtain an architect’s or land surveyor’s certificate as to the Rentable Area of the Third Expansion Premises and the Minimum Rent, Additional Rent and all other sums payable as Rent under the Lease, the calculation of which is affected by the change in area, shall be adjusted retroactive to December 1, 2006 to give effect to the certified area.

4.2 The Tenant represents and warrants that it has the right, full power and authority to agree to these amendments to the Lease, and other provisions contained in this Agreement.

4.3 The parties confirm that in all other respects, the terms, covenants and conditions of the Lease remain unchanged and in full force and effect, except as modified by this Agreement.

4.4 This Agreement and everything herein contained shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set out above.

The Landlord:

NEWVEST REALTY CORPORATION

Per:	/s/ illegible
(Authorized Signatory)

Per:	/s/ illegible
(Authorized Signatory)

The Tenant:

THE ACTIVE NETWORK, LTD.

Per:	/s/ Michael Nienhuis /s/ Tracy Vezina	(witness)
(Authorized Signatory)

Per:
(Authorized Signatory)

I/We have the authority to bind the Corporation

PLAN

THIRD EXPANSION PREMISES

FIRST FLOOR

PLAN

FOURTH EXPANSION PREMISES

SECOND FLOOR